EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-116138 on Form S-3 of our reports dated February 28, 2005, relating to the consolidated financial statements of Marshall & Ilsley Corporation, and to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
September 2, 2005